Exhibit 10.1

March 15, 2023

Kevin Brennan

Delivered via Email

RE:  Offer of Employment

Dear Kevin,

We are very excited to offer you the position of SVP, Finance and Accounting, with Xilio Development, Inc. (together with its affiliates, the “Company” or “Xilio”), where you will play an essential role in building Xilio’s long-term success.

1. Position. Your initial position with Xilio will be as SVP, Finance and Accounting, where you will initially report to Chris Frankenfield, Chief Legal and Administrative Officer. This is a full-time position. You understand and agree that, while you render services to the Company, you will not engage in any other employment, consulting or other business or volunteer activities (whether full-time or part-time) that may affect your ability to devote your full time and attention to your work at Xilio.

2. Start Date. Your employment will begin on March 30, 2023 or on such other date as is mutually agreed upon by you and Xilio (the “Start Date”).

3. Salary. Xilio will pay you an annualized base salary of $370,000.00 per year, payable in accordance with Xilio’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at Xilio’s discretion. Because this is an exempt position, you will not be eligible for any overtime pay.

4. Bonuses. During the term of your employment with Xilio, you will be considered for an annual discretionary incentive bonus (the “Bonus”) with respect to each calendar year of your employment. The amount, terms and conditions of such Bonus (if any) will be determined at the sole discretion of the Board of Directors of Xilio Therapeutics, Inc. (the “Board”). Your target Bonus shall be 35% of your annualized base salary, and any Bonus payable in respect of the year during which you are hired will be prorated from your actual start date for the portion of the year worked. Payment of any Bonus shall be contingent upon you being employed by Xilio as of the payment date of such Bonus, to the maximum extent permitted by applicable law. The actual Bonus amount is discretionary and will be subject to Xilio’s assessment of your performance, as well as business conditions at Xilio. The Bonus, if any, shall be paid between January 1st and March 15th of the calendar year following the calendar year for which such Bonus was earned. Xilio expects to review your job performance on an annual basis and will discuss with you the criteria that Xilio will use to assess your performance, including for Bonus purposes. Xilio also may make adjustments, at its sole discretion, in the targeted amount of your Bonus.

5. Equity Grant. In connection with, and as an inducement for, the commencement of your employment, subject to the approval of the Board or an authorized committee or delegate thereof, you will be granted a stock option to purchase 55,000 shares of common stock of Xilio Therapeutics, Inc. (the “Stock Option Award”) at an exercise price per share equal to the closing price of such common stock on the Nasdaq

Global Select Market on the date of grant (or, or if no closing market price is reported for such date, the closing market price on the immediately preceding date for which a closing market price is reported). Subject to the approval by the Board or an authorized committee or delegate thereof, the date of grant for the Stock Option Award is anticipated to be the first day of the month after the Start Date. The Stock Option Award will vest with respect to 25% of the shares of common stock underlying the Stock Option Award on the first anniversary of the Start Date (the “Vesting Commencement Date”), and the remaining 75% of the shares of common stock underlying the Stock Option Award shall vest in 36 equal monthly installments following the Vesting Commencement Date, subject to your continued service to the Company through each applicable vesting date. The Stock Option Award shall be issued as an “inducement grant” within the meaning of Nasdaq Listing Rules 5635(c)(4) and will be subject to all terms and conditions and other provisions set forth in the Company’s 2022 Inducement Stock Incentive Plan (as amended and/or restated from time to time) and a separate agreement for the Stock Option Award, which you will be required to sign as a condition to receiving the Stock Option Award. You may also be eligible to receive future equity awards, in the sole discretion of the Board or an authorized committee or delegate thereof.

6. Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. In addition, you will be eligible to receive paid time off in accordance with the terms and conditions of the Company’s applicable policies.

7. Restrictive Covenant Agreement. As a condition of your employment, you will be required to execute the Company’s standard form of restrictive covenant agreement, a copy of which has been provided to you on the date of this offer letter (the “Restrictive Covenant Agreement”). You acknowledge that your receipt of the equity grant set forth in Section 5 of this offer letter is contingent upon your agreement to the non-competition provision set forth in the Restrictive Covenant Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligation.

8. No Conflict; Company Policies. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter. In addition, you represent that you are not bound by any employment or other contract containing a non-solicit restriction or similar provision (or have provided the Company with a copy of any such non-solicit provision to which you are bound). As an employee of the Company, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company, and any changes therein that may be adopted from time to time by the Company. Violations of such policies may lead to immediate termination of your employment. Further, the Company’s premises, including all documents and other tangible materials therein, and all information technology resources of the Company (including computers, electronic files, and all internet and email), are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, documents, materials, information or technology resources.

9. Taxes. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that Xilio does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against Xilio or its Board related to tax liabilities arising from your compensation.

10. Interpretation, Amendment and Enforcement. This offer letter and the Restrictive Covenants Agreement constitute the complete agreement between you and Xilio and contain all of the terms of your employment and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and Xilio. You and Xilio submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any dispute or any claim related to any dispute as to the terms, meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this offer letter, your employment with Xilio or separation from employment, or any other relationship between you and Xilio (each, a “Dispute”). Both you and the Company waive the right to a trial by jury with respect to any Dispute, to the maximum extent permitted by applicable law.

11. Other Terms. You understand and agree that your employment with Xilio will be on an “at will” basis. In other words, you or Xilio may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title and compensation, as well as Xilio’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Xilio.

In addition, this offer is subject to satisfactory completion by Xilio of background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States within three days of your Start Date. You may need a work visa in order to be eligible to work in the United States and/or to maintain that eligibility. If that is the case, your employment with the Company will be conditioned, as applicable, upon your obtaining and/or maintaining, in a timely manner as determined by the Company, such a work visa.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Restrictive Covenant Agreement.  If you do not accept this offer by March 20, 2023, the offer will be deemed revoked.

[Signature page follows.]

Very truly yours,

XILIO DEVELOPMENT, INC.

/s/ Christopher Frankenfield
Christopher Frankenfield
Chief Legal and Administrative Officer

The foregoing correctly sets forth the terms of my at-will employment with Xilio Development, Inc. I acknowledge that, in accepting this offer of employment, I am not relying on any representations other than those set forth above.

/s/ Kevin Brennan
Kevin Brennan

Dated:	March 16, 2023